                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                        STREAMLINE.COM, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                              STREAMLINE.COM, INC.
                              27 DARTMOUTH STREET
                               WESTWOOD, MA 02090

                            ------------------------

                 NOTICE OF 2000 ANNUAL MEETING OF SHAREHOLDERS

                             ---------------------

TO THE SHAREHOLDERS OF STREAMLINE.COM, INC.:

    NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Shareholders of Streamline.com, Inc. will be held at Streamline's principal offices at 27 Dartmouth Street, Westwood, MA 02090, on May 25, 2000, at 10:00 A.M., local time, for the following purposes:

    1.  To elect three Class I directors of Streamline;

    2. To consider and vote upon a proposal to ratify the selection by the Board of Directors of PricewaterhouseCoopers LLP as independent auditors of Streamline for the fiscal year ending December 30, 2000; and

    3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

    Only shareholders of record at the close of business on April 5, 2000 are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Lawrence P. Anderson,
                                          ASSISTANT SECRETARY

Westwood, MA

April 17, 2000

--------------------------------------------------------------------------------
NOTE: THE BOARD OF DIRECTORS SOLICITS THE EXECUTION AND PROMPT RETURN OF THE ACCOMPANYING PROXY. A RETURN ENVELOPE IS ENCLOSED.
--------------------------------------------------------------------------------

                              STREAMLINE.COM, INC.

                                ----------------

                                PROXY STATEMENT

                             ---------------------

PROXY SOLICITATION

    This Proxy Statement is furnished to the holders of the common stock, $.01 par value per share ("Common Stock"), of Streamline.com, Inc. (the "Company" or "Streamline") in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the 2000 Annual Meeting of Shareholders to be held on May 25, 2000 (the "Meeting") and at any adjournment or postponement thereof, pursuant to the accompanying Notice of 2000 Annual Meeting of Shareholders. The purposes of the Meeting and the matters to be acted upon are set forth in the accompanying Notice of 2000 Annual Meeting of Shareholders. The Board of Directors knows of no other business that will come before the Meeting.

    The Company's principal executive offices are located at 27 Dartmouth Street, Westwood, MA 02090. This Proxy Statement and proxies for use at the Meeting will be first mailed to shareholders on or about April 17, 2000, and such proxies will be solicited chiefly by mail, but additional solicitations may be made by telephone or telegram by the directors, officers and employees of Streamline. All solicitation expenses, including costs of preparing, assembling and mailing proxy material, will be borne by Streamline. Streamline has not retained the services of any proxy solicitation firm to assist in this solicitation.

REVOCABILITY AND VOTING OF PROXY

    A form of proxy for use at the Meeting and a return envelope for the proxy are enclosed. Shareholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of Streamline a written revocation or a duly executed proxy bearing a later date or by voting in person at the Meeting. Proxies in the form enclosed, unless previously revoked, will be voted at the Meeting in accordance with the choice or instructions specified thereon or, in the absence of such specifications, in favor of the nominees for directors, in favor of the proposal set forth thereon, and, with respect to any other business which may properly come before the meeting, in the discretion of the named proxies.

RECORD DATE AND VOTING RIGHTS

    Only shareholders of record at the close of business on April 5, 2000 are entitled to notice of, and to vote, at the Meeting or any adjournment or postponement thereof. Streamline had outstanding on April 5, 2000, 22,315,078 shares of Common Stock, each of which is entitled to one vote upon the matters to be presented at the Meeting. The presence, in person or by proxy, of a majority of the issued and outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Meeting. Votes withheld from any nominee, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the Meeting. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on one or more proposals. Abstentions are included in the number of shares present or represented and voting on each matter and, therefore, have the effect of a vote against the applicable proposal. Broker "non-votes" are not counted among the shares voting on the applicable matter.

                      PRINCIPAL SHAREHOLDERS OF STREAMLINE

    The following table sets forth certain information regarding beneficial ownership of Streamline's common stock as of April 5, 2000 by (a) each person known by Streamline to own beneficially more than 5% of Streamline's common stock, (b) each of Streamline's directors and each of the named executive officers and (c) all current executive officers and directors of Streamline as a group.

    Unless otherwise indicated, Streamline believes that each person or entity named below has sole voting and investment power or shares such power with respect to all shares listed as owned by such person, subject to the information set forth in the footnotes to the table below.

                                                       AMOUNT AND NATURE OF       PERCENTAGE OF
NAME AND ADDRESS                                       BENEFICIAL OWNERSHIP   OUTSTANDING SHARES OF
OF BENEFICIAL OWNER                                     OF COMMON STOCK(1)    COMMON STOCK OWNED(2)
-------------------                                    --------------------   ---------------------
Nordstrom, Inc.(3)...................................        7,519,507                 33.6%
  Michael Stein
  1617 Sixth Avenue
  Seattle, WA 98101

Reliance Insurance Company(4)........................        2,607,615                 11.7%
  John P. Fitzsimons
  55 East 52(nd) Street
  New York, NY 10055

Timothy A. DeMello(5)................................        1,844,310                  8.2%
  c/o Streamline.com, Inc.
  27 Dartmouth Street
  Westwood, MA 02090

Thomas O. Jones(6)...................................          160,000                    *

Edward Albertian(7)..................................            1,000                    *

Mark A. Cohn(8)......................................           65,000                    *

J. Daniel Nordstrom..................................           15,000                    *

Charles C. Conaway...................................               --

Mary E. Wadlinger(9).................................           62,500                    *

John Cagno(10).......................................           28,500                    *

Lauren Farrell (11)..................................           37,500                    *

All current executive officers and directors as a
  group (15 persons)(12).............................       12,376,766                 54.3%

------------------------

  *  Less than 1%

 (1) A person is considered to beneficially own any shares (a) over which such person exercises sole or shared investment power or (b) of which such person has the right to acquire beneficial ownership at any time within 60 days of April 5, 2000.

 (2) Shares which may be acquired through the exercise of options are deemed to be outstanding for the purposes of computing the percentage ownership of the person holding such shares, but are not deemed outstanding for purposes of computing the percentage of any other person shown on the table.

 (3) Consists entirely of shares of Streamline common stock beneficially owned by Nordstrom, Inc, of which 77,774 shares are issuable to Nordstrom upon the exercise of a presently exercisable warrant.

     Mr. Stein, a director of Streamline, is Executive Vice President of Nordstrom, Inc. Although Mr. Stein may be deemed to be a beneficial owner of such shares, he disclaims all such beneficial ownership except to the extent of his financial interest therein.

 (4) Consists of 2,597,615 shares of Streamline common stock beneficially owned by Reliance Financial Services Corporation and 10,000 shares issuable to Mr. Fitzsimons upon the exercise of presently exercisable options.
     Mr. Fitzsimons, a director of Streamline, is Senior Vice President, Director of Equities of Reliance. Although Mr. Fitzsimons may be deemed to be a beneficial owner of the shares beneficially owned by Reliance Financial Services Corporation, he disclaims all such beneficial ownership except to the extent of his financial interest therein.

 (5) Includes an aggregate of 15,300 shares held in custody for Mr. DeMello's children and an aggregate of 188,686 shares held in trusts with respect to which Mr. DeMello or his children have a beneficial interest. Mr. DeMello disclaims beneficial ownership of such shares except to the extent of his financial interest therein. Also includes 50,000 shares issuable to Mr. DeMello upon the exercise of presently exercisable stock options.

 (6) Consists of 50,000 shares issuable to Elm Square Technologies upon the exercise of a warrant issued in March 1997 and 100,000 shares issuable to Elm Square Technologies upon the exercise of a warrant issued in December 1998 (each such warrant was issued in connection with services provided by Elm Square Technologies, of which Mr. Jones is the President, to Streamline) and 10,000 shares issuable upon the exercise of presently exercisable stock options. Although Mr. Jones may be deemed to be a beneficial owner of the shares issuable to Elm Square Technologies pursuant to the warrant, he disclaims all such beneficial ownership except to the extent of his financial interest therein.

 (7) Consists entirely of 1,000 shares held in custody for Mr. Albertian's children.

 (8) Includes 22,500 shares issuable to Mr. Cohn upon the exercise of presently exercisable options.

 (9) Consists of 62,500 shares issuable to Ms. Wadlinger upon the exercise of presently exercisable stock options.

 (10) Includes 27,500 shares issuable to Mr. Cagno upon the exercise of presently exercisable options.

 (11) Consists entirely of 37,500 shares issuable to Ms. Farrell upon the exercise of presently exercisable options.

 (12) Includes 463,608 shares issuable upon exercise of presently exercisable options and warrants.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS

    The Board of Directors has set the number of Board members at nine. The Board of Directors is divided into three classes, with one class of directors elected each year at the annual meeting of shareholders for a three year term of office. All directors of a class hold their positions until the annual meeting of shareholders at which their terms of office expire and until their successors have been duly elected and qualified.

    The term of office of John P. Fitzsimons, Charles C. Conaway and Michael Stein, the Class I directors of Streamline, will expire at the Meeting. Streamline has nominated Messrs. Fitzsimons, Conaway and Stein (the "Nominees") for reelection as Class I directors of Streamline to hold office until the annual meeting of shareholders to be held in 2003 and until their respective successors have been duly elected and qualified. In the event any of the Nominees shall be unable or unwilling to serve as a director, discretionary authority is reserved to vote for a substitute or substitutes. The Board of Directors has no reason to believe that any of the Nominees will be unable or unwilling to serve. Proxies cannot be voted for any persons other than the Nominees. The affirmative vote of a plurality of the shares of Common Stock present at the Meeting, in person or by proxy, is required for the election of the Class I directors. There is currently a vacancy in Class II of the Board of Directors of Streamline for which no nominee is herein put forth. This position may be filled later by the Board of Directors. Proxies may not be voted for a greater number of persons than the number of Nominees herein put forth.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION OF EACH OF THE NOMINEES. Unless authority to do so is withheld, the persons named in each proxy will vote the shares represented thereby "FOR" the election of the Nominees.

INFORMATION AS TO DIRECTORS AND NOMINEES FOR DIRECTOR

    The following table sets forth the names of the directors of Streamline (including the Nominees), their ages, their positions with Streamline, the year in which each first became a director, the expiration of the term of office of each, and the class of director of each.

                                                                            DIRECTOR     TERM     CLASS OF
NAME                            AGE              POSITION(S) HELD            SINCE     EXPIRES    DIRECTOR
----                          --------   ---------------------------------  --------   --------   --------
Timothy A. DeMello..........     41      Chairman and Chief Executive         1993       2002      III
                                           Officer

Edward Albertian............     47      President, Chief Operating           1999       2001      II
                                         Officer and Director

Mark A. Cohn(1).............     43      Director                             1993       2002      III

Charles C. Conaway(2).......     40      Director                             1999       2000       I

John P. Fitzsimons(2).......     55      Director                             1998       2000       I

Thomas O. Jones.............     55      Director                             1998       2001      II

J. Daniel Nordstrom(1)......     37      Director                             1998       2002      III

Michael Stein(2)............     51      Director                             2000       2000       I

------------------------

(1) Member of Compensation Committee of the Board of Directors.

(2) Member of Audit Committee of the Board of Directors.

    TIMOTHY A. DEMELLO is the founder, Chairman and Chief Executive Officer of Streamline. Prior to launching Streamline in 1993, Mr. DeMello was founder, President and Chief Executive Officer of Replica Corporation. Previously,
Mr. DeMello served as Vice President of L.F. Rothschild, Unterberg, Towbin from 1985 to 1987 and as Vice President of Kidder Peabody & Company from 1981 to 1985. Mr. DeMello received a Bachelor of Science degree in business from Babson College and currently sits on its Board of Trustees.

    EDWARD ALBERTIAN has been President and Chief Operating Officer of Streamline since September 1999. He has served as director of Streamline since December 16, 1999. From 1995 to September 1999, Mr. Albertian served as Chief Operating Officer of the Star Markets Company, a premier regional food retailer in New England. Prior to joining Star Markets, Mr. Albertian spent nine years as Senior Vice President of Eastern Operations at Staples, Inc., a national office supply superstore. Mr. Albertian received a Bachelors degree from the University of Miami and a Masters of Business Administration from Northeastern University.

    MARK A. COHN has served as a director of Streamline since June 1993.
Mr. Cohn founded Damark International, Inc. and has been its Chief Executive Officer since 1986.

    CHARLES C. CONAWAY has served as a director of Streamline since
December 1999. Mr. Conaway has served as Executive Vice President and Chief Financial Officer of CVS Corporation and CVS Pharmacy, Inc. since July 1996 and February 1995, respectively. He served as Senior Vice President--Pharmacy of CVS Pharmacy, Inc. from September 1992 through February 1995.

    JOHN P. FITZSIMONS has served as a director of Streamline since
September 1998. Mr. Fitzsimons has been Senior Vice President, Director of Equities of Reliance Insurance Company since February 1999. Prior to his current position, he served as Vice President of Reliance Insurance Company from 1990 through 1994 and as Vice President, Director of Equities from 1994 to February 1999.

    THOMAS O. JONES has served as a director since January 1998. He was Chief Information Officer of Streamline from March 1997 to December 1997. He has also been President and CEO of Elm Square Technologies, Inc. since January 1994.
Mr. Jones was a Senior Lecturer at Harvard Business School from November 1991 to June 1995 and at MIT Sloan School from September 1998 to December 1998.

    J. DANIEL NORDSTROM has served as a director of Streamline since
September 1998. Since November 1, 1999, he has been Chief Executive Officer of Nordstrom.com, L.L.C. From 1995 to October 31, 1999, Mr. Nordstrom was Co-President of Nordstrom, Inc., where he oversaw the Direct Sales Division which he launched in 1993. Previously, he served in several capacities at Nordstrom, Inc. Mr. Nordstrom received his Masters of Business Administration degree from the University of Washington in 1989.

    MICHAEL STEIN has served as a director of Streamline since February 2000. Mr. Stein is currently Executive Vice President and Chief Financial Officer of Nordstrom, Inc. He joined Nordstrom, Inc. on October 15, 1998. Prior to joining Nordstrom, Mr. Stein served as Executive Vice President and Chief Financial Officer of Marriott International, Inc. from October 1993 to October 1998.

    Streamline's executive officers are appointed by the board of directors and serve until their successors have been duly elected and qualified. There are no family relationships among any of Streamline's executive officers or directors.

    The Board of Directors held nine meetings and took action by written consent on three occasions during the fiscal year ended January 1, 2000.

COMMITTEES OF THE BOARD OF DIRECTORS

    The compensation committee consists of Mr. Cohn and Mr. Nordstrom. The compensation committee reviews and evaluates the salaries, supplemental compensation and benefits of Streamline's officers, reviews general policy matters relating to compensation and benefits of Streamline's employees and makes recommendations concerning these matters to the board of directors. The compensation committee is also authorized to administer Streamline's stock option and stock purchase plans. The compensation committee met informally and presented matters for approval of the full board of directors on several occasions and took action by written consent on one occasion during the fiscal year ended January 1, 2000.

    The audit committee consists of Messrs. Fitzsimons, Conaway and Stein. The audit committee reviews with Streamline's independent accountants the scope and timing of its audit services, the accountants' report on Streamline's financial statements following completion of their audit and Streamline's policies and procedures with respect to internal accounting and financial controls. In addition, the audit committee will make annual recommendations to the board of directors for the appointment of independent accountants for the ensuing year. The audit committee held two meetings during the fiscal year ended January 1, 2000.

DIRECTOR COMPENSATION

    Directors of Streamline have not received compensation for their services as directors. However, non-employee directors are reimbursed for travel expenses. Streamline maintains directors' and officers' liability insurance and Streamline's by-laws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. In addition, the charter limits the liability of directors to Streamline and Streamline's shareholders for breaches of the directors' fiduciary duties to the fullest extent permitted by Delaware law. Under Streamline's director stock option plan, at the discretion of the board of directors, non-employee directors are eligible to receive options to purchase shares of common stock at the fair market value on the date of grant. In February 2000, Messrs. Fitzsimons, Jones, Cohn and Conaway, as non-employee directors of Streamline, received stock options to purchase 50,000 shares of common stock, subject in each case to a vesting schedule based on the length of time such director has served on Streamline's board of directors. Messrs. Nordstrom and Stein declined to accept Streamline's offer of stock options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No member of the compensation committee has been an employee of Streamline. No executive officer of Streamline serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of Streamline's board of directors or compensation committee.

EMPLOYMENT AGREEMENTS

    Streamline has an employment agreement with Mr. DeMello, dated as of April 9, 1999, providing for Mr. DeMello to be employed as Streamline's Chief Executive Officer. Under the terms of the employment agreement, Mr. DeMello is to be paid a base annual salary of $200,000, subject to increase from time to time by the board of directors, and is eligible to receive an annual bonus at the discretion of the board of directors which is not to exceed 50% of his then current base salary. Mr. DeMello is also entitled to life insurance, health insurance and other employee fringe benefits to the extent that Streamline makes benefits of this type available to Streamline's other executive officers. Under the employment agreement, upon the closing of Streamline's initial public offering Mr. DeMello received stock options to purchase 250,000 shares of common stock at an exercise price of $10.00 per share, the initial public offering price of Streamline's common stock. These stock options become exercisable at the rate of 20% per year over five years. If Streamline terminates
Mr. DeMello's employment without cause or if he resigns for good reason, Streamline must continue to pay his base salary and benefits for a period of two years and any stock options and restricted stock that he may have at the time will become immediately exercisable and fully vested.

    Pursuant to an offer letter from Streamline to Mr. Albertian, dated
August 27, 1999, with respect to Mr. Albertian's employment as President and Chief Operating Officer, Mr. Albertian is to be paid a starting base annual salary of $275,000, and a bonus for the 1999 calendar year of $43,875.
Mr. Albertian is also eligible to receive an annual bonus of up to 50% of his base salary for calendar year 2000, based upon mutually agreed upon performance criteria. Under the offer letter, Mr. Albertian received a stock option to purchase 300,000 shares of common stock which vests in equal installments over a 4-year period. In addition, he is entitled to life insurance, health insurance and other employee fringe benefits. If Streamline terminates Mr. Albertian without cause after 180 days of employment, Streamline must pay Mr. Albertian his base salary for a period of one year and his target bonus. During any such period after termination, Mr. Albertian's stock options would continue to vest and he would be entitled to Streamline's employee benefits.

    Pursuant to an offer letter from Streamline to Mr. J. Gregory Ambro, dated November 12, 1999, with respect to Mr. Ambro's employment as Chief Financial Officer, Mr. Ambro is to be paid a starting base annual salary of $200,000, and a bonus for the 2000 calendar year of up to 25% of his base annual salary.
Mr. Ambro's compensation is subject to annual review. Under the offer letter, Mr. Ambro received a stock option to purchase 150,000 shares of common stock which vests in equal installments over a 4-year period. In addition, he is entitled to life insurance, health insurance and other employee fringe benefits. Streamline agreed to reimburse Mr. Ambro for certain relocation expenses up to an aggregate of $40,000 and to reimburse him for temporary housing expenses. If Streamline terminates Mr. Ambro without cause, Streamline must pay Mr. Ambro his base salary for a period of one year. During any such period after termination, Mr. Ambro's stock options would continue to vest and he would be entitled to Streamline's employee benefits.

    With the exception of Mr. DeMello, Mr. Albertian and Mr. Ambro, none of Streamline's current executive officers has an employment contract or severance arrangement with Streamline and each of such officers serves at the discretion of the board of directors. All of Streamline's executive officers and key employees have signed non-disclosure agreements and non-competition and non-solicitation agreements that extend for two years after employment termination.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    EXECUTIVE COMPENSATION

    The following table sets forth information with respect to the compensation of Streamline's chief executive officer and the four other most highly compensated executive officers whose total salary and bonus exceeded $100,000 for the year ended January 1, 2000.

     SUMMARY COMPENSATION TABLE FOR FISCAL YEARS ENDED JANUARY 1, 2000 AND
                               DECEMBER 31, 1998

                                                                                        LONG-TERM
                                                                   ANNUAL          COMPENSATION AWARDS
                                                                COMPENSATION       -------------------
                                                             -------------------       SECURITIES
NAME AND PRINCIPAL POSITION(S)                      YEAR      SALARY     BONUS     UNDERLYING OPTIONS
------------------------------                    --------   --------   --------   -------------------
Timothy A. DeMello..............................    1999     $189,231   $45,000          250,000
  Chairman and Chief Executive Officer              1998      157,385        --               --

Edward Albertian(1).............................    1999      112,250    43,875          300,000
  President, Chief Operating Officer

Mary E. Wadlinger...............................    1999      120,107    15,000           37,500
  Vice President, Customer Relations and Human      1998      102,442        --               --
  Resources

John Cagno(1)...................................    1999      126,028        --           82,500
  Vice President, Information Technology

Lauren Farrell(2)...............................    1999      105,571    10,000           32,500
  Vice President, Finance

------------------------

(1) Mr. Albertian and Mr. Cagno commenced employment with Streamline in 1999.

(2) Ms. Farrell's employment with Streamline terminated in March 2000. Ms. Farrell's total compensation for 1998 was less than $100,000.

STOCK OPTION GRANTS

    The following table contains information concerning the grants of options to purchase common stock made in the year ended January 1, 2000 to each of the officers named in the Summary Compensation Table. Stock options are generally granted at 100% of the fair value of the common stock as determined by the board of directors on the date of grant.

               OPTION GRANTS IN FISCAL YEAR ENDED JANUARY 1, 2000

                                                                                               POTENTIAL REALIZABLE VALUE
                                                  INDIVIDUAL GRANTS                              AT ASSUMED ANNUAL RATES
                         -------------------------------------------------------------------         OF STOCK PRICE
                             NUMBER OF         PERCENT OF TOTAL                                  APPRECIATION FOR OPTION
                             SECURITIES       OPTIONS GRANTED TO    EXERCISE OR                          TERM(1)
                         UNDERLYING OPTIONS   EMPLOYEES IN FISCAL   BASE PRICE    EXPIRATION   ---------------------------
NAME                          GRANTED                YEAR            PER SHARE       DATE           5%            10%
----                     ------------------   -------------------   -----------   ----------   ------------   ------------
Timothy A. DeMello.....        250,000                 14.43%         $10.00         4/1/09     $1,572,500     $3,984,356

Edward Albertian.......        300,000                 17.32%          6.563         9/8/09      1,238,100      3,137,100

Mary E. Wadlinger......         37,500                  2.16%           7.00        1/22/09        165,000        418,500

John Cagno.............         82,500                  4.76%           7.00        1/22/09        363,000        920,700

Lauren Farrell.........         32,500                  1.88%           7.00        1/22/09        143,000        362,700

------------------------

(1) Assumes appreciation in the independently appraised value of the common stock of 5% and 10% per year over the ten-year option period as mandated by the rules and regulations of the Securities and Exchange Commission, and does not represent Streamline's estimate or projection of the future value of the common stock. The actual value realized may be greater or less than the potential realizable values set forth in the table.

OPTION EXERCISES AND HOLDINGS

    The following table sets forth information concerning option holdings for the year ended January 1, 2000 with respect to each of the officers named in the Summary Compensation table.

          YEAR-END OPTION VALUES FOR FISCAL YEAR ENDED JANUARY 1, 2000

                                                      NUMBER OF SHARES            VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                     OPTIONS AT YEAR-END           OPTIONS AT YEAR-END
                                                 ---------------------------   ---------------------------
NAME                                             EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                             -----------   -------------   -----------   -------------
Timothy A. DeMello.............................     50,000        200,000             --             --

Edward Albertian...............................          0        300,000             --       $599,100

Mary E. Wadlinger..............................     50,833         36,667       $153,700         57,200

John Cagno.....................................     27,500         55,000         42,900         85,800

Lauren Farrell.................................     27,500         22,500         92,500         35,100

------------------------

(1) Value is determined by subtracting the exercise price from $8.56 (the closing price of the common stock on December 31, 1999, the last trading day of Streamline's fiscal year ended January 1, 2000) multiplied by the number of shares underlying the options.

    In the year ended January 1, 2000 none of the officers named in the Summary Compensation Table exercised any options.

STOCK OPTION PLANS

    AMENDED AND RESTATED 1993 EMPLOYEE OPTION PLAN

    In June 1993, Streamline's board of directors and shareholders approved Streamline's 1993 employee option plan, which provides for the grant of incentive stock options and nonqualified stock options to employees, including officers and employee directors, consultants and advisors.

    The purpose of the employee option plan is to attract and retain the best available personnel for positions of substantial responsibility and to provide additional incentive to employees, officers and directors of and consultants and advisors. No participant in the employee option plan may, in any one year, be granted stock options with respect to more than 1,000,000 shares of common stock.

    In the event of a consolidation, merger or sale of all or substantially all of the assets of Streamline in which outstanding shares of common stock are exchanged for securities, cash or other property of any other corporation or business entity or in the event of a liquidation of Streamline, the board of directors of Streamline, or the board of directors of any corporation assuming the obligations of Streamline, may, in its discretion, provide that outstanding options under the employee option plan be:

    - assumed, or equivalent options substituted, by the acquiring or succeeding corporation, or an affiliate of the acquiring or succeeding corporation

    - exercised within a specified period of time, at the end of which period the options will terminate

    - terminated in exchange for a cash payment

    - exercised in full immediately prior to such event

    As of April 5, 2000, 2,833,174 shares were issued or issuable upon exercise of options granted according to the employee option plan, and options to purchase an additional 166,826 shares remained available for grant. On April 5, 2000, the closing price of Streamline common stock reported on the Nasdaq National Market was $5.25 per share.

    AMENDED AND RESTATED 1993 DIRECTOR OPTION PLAN

    In June 1993, Streamline's board of directors and shareholders approved the 1993 director option plan which provides for the grant of nonqualified stock options to directors of Streamline who are not also employees of Streamline. Options are granted under the director option plan at the discretion of the board of directors at an exercise price equal to the fair market value of the common stock on the date of grant, and have a term of ten years.

    In the event of a consolidation, merger or sale of all or substantially all of the assets of Streamline in which outstanding shares of common stock are exchanged for securities, cash or other property of any other corporation or business entity or in the event of a liquidation of Streamline, the board of directors of Streamline, or the board of directors of any corporation assuming the obligations of Streamline, may, in its discretion, provide that outstanding options under the director option plan be:

    - assumed, or equivalent options substituted, by the acquiring or succeeding corporation, or an affiliate thereof

    - exercised within a specified period of time, at the end of which period the options will terminate

    - terminated in exchange for a cash payment

    - exercised in full immediately prior to such event

    A maximum of 400,000 shares have been authorized for issuance pursuant to the director option plan. As of April 5, 2000, 62,500 shares had been issued upon exercise of options granted under the director option plan, options for 225,000 shares were outstanding and options to purchase an additional 112,500 shares remained available for grant.

    1999 EMPLOYEE STOCK PURCHASE PLAN

    In April 1999, Streamline's board of directors and stockholders approved the 1999 employee stock purchase plan, which enables eligible employees to acquire shares of Streamline's common stock through payroll deductions. Streamline's employee stock purchase plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code. Offerings under the employee stock purchase plan start on January 1 and July 1 of each year and end on June 30 and December 31 of each year. During each offering period, an eligible employee may select a rate of payroll deduction of from 1% to 10% of compensation, up to an aggregate of $12,500 in any offering period. The purchase price for Streamline's common stock purchased under Streamline's employee stock purchase plan is 85% of the lesser of the fair market value of the shares on the first day or the last day of the offering period. An aggregate of 250,000 shares of common stock have been reserved for issuance under the employee stock purchase plan. No shares of common stock have yet been issued under the plan.

    401(k) PLAN

    Streamline has established a tax-qualified cash or deferred profit sharing plan or 401(k) plan covering all of Streamline's eligible full-time employees. Streamline adopted the 401(k) plan effective January 1, 1997. Under the plan, participants may elect to contribute, through salary reductions, up to 15% of their annual compensation subject to a statutory maximum. Streamline does not currently provide additional matching contributions under the 401(k) plan, but may do so in the future. The 401(k) plan is designed to qualify under
Section 401 of the Internal Revenue Code of 1986, as amended, so that contributions by employees or by Streamline to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan, and so that contributions by Streamline, if any, will be deductible by Streamline when made.

                         COMPENSATION COMMITTEE REPORT
                       ON EXECUTIVE OFFICER COMPENSATION

COMPENSATION PHILOSOPHY AND OBJECTIVES

    Streamline's executive officer compensation consists of three primary components: base salary, annual bonuses, and grants of stock options. Each component is intended to further Streamline's overall compensation philosophy and to achieve Streamline's compensation objectives. Streamline's compensation philosophy is that executive officer compensation should reflect the value created and protected for shareholders, while furthering Streamline's short- and long-term strategic goals and values by aligning compensation with business objectives and individual performance. Short- and long-term compensation should motivate and reward high levels of performance and are geared to attract and retain qualified executive officers.

    Streamline's executive officer compensation program is based on the following principles and objectives:

    - Competitive, Fair and Balanced Compensation

Streamline is committed to providing an executive officer compensation program that helps attract and retain highly qualified executive officers. To ensure that compensation is competitive, Streamline compares its compensation practices with those of other companies and compensation for similar positions in the market. Streamline also seeks to achieve a balance of the compensation paid to a particular individual and the compensation paid to other executive officers inside Streamline and strives to achieve a balance between the fixed and variable components of each executive officer's compensation.

    - Performance

Executive officers are rewarded based upon both corporate and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met. Individual performance is evaluated by reviewing the achievement of specified individual objectives and the degree to which the executive officer contributed to the overall success of Streamline and the management team.

In evaluating each executive officer's performance, Streamline generally follows the process described below:

    - Prior to or shortly after the beginning of each fiscal year, Streamline's goals and objectives are set through the preparation of the annual plan. Mr. DeMello reports to the Board on Streamline's progress toward the achievement of these goals and objectives throughout the year at Board meetings and at other times as necessary.

    - Shortly after the beginning of each fiscal year, the compensation committee considers the performance review by Mr. DeMello of each executive officer other than Mr. DeMello during the fiscal year just ended, with particular emphasis on the contribution made toward the attainment of Streamline's goals and objectives for that year. The compensation committee then reviews the recommendations of Mr. DeMello regarding salary, bonus and option awards for each executive officer. Based upon all the information available, including the performance of the individual officer and compensation information for individuals holding similar positions in other companies, the compensation committee makes the final determination of the salary, bonus and option awards for each executive officer.

    - At the same time, the compensation committee also addresses certain aspects of Mr. DeMello's compensation. Since his base salary level is set by his Employment Agreement (see "Employment Agreements" above), this annual determination by the compensation committee relates only to his annual salary increase, if any, the discretionary portion of his annual bonus and stock option grants.

COMPENSATION FOR THE FISCAL YEAR ENDED JANUARY 1, 2000

SALARY

    As described above, the compensation committee sets the base salary for executive officers after reviewing the Chief Executive Officer's recommendation and evaluations of performance, compensation for competitive positions in the market and the historical compensation levels of the executive officers. In
Mr. DeMello's case, this process applies only to any annual increase in his base salary under his Employment Agreement. The compensation committee reviewed the salaries of Streamline's executive officers, including Mr. DeMello, and Streamline's financial performance for fiscal year ended January 1, 2000. Based upon this review, the compensation committee concluded that increases of up to 20% were appropriate for some of the executive officers.

BONUS AWARDS

    For the fiscal year ended January 1, 2000, Streamline's executive officers, other than Mr. DeMello, were eligible to receive bonuses at the discretion of the compensation committee in light of recommendations by Mr. DeMello relating thereto. Mr. DeMello was eligible to receive a bonus at the discretion of the compensation committee.

STOCK OPTION GRANTS

    The compensation committee believes that stock options have been and remain an excellent vehicle for compensating employees. Because the option exercise price for the employee is generally the fair market value of the stock on the date of grant, employees recognize a gain only if the value of the stock increases. Employees with stock options are therefore rewarded for their efforts to improve long-term performance of Streamline's stock. The size of stock option grants is generally intended by the compensation committee to reflect the executive officer's position with Streamline and his/her other contributions to Streamline, while at the same time considering his/her other prior equity holdings in Streamline and the stock option awards made to other executive officers of Streamline. Grants to executive officers under the stock option program typically involve a four-year vesting period (subject to accelerated vesting upon a change of control of Streamline) to encourage key employees to continue in the employ of Streamline.

CONCLUSION

    The Compensation Committee believes that the total 1999-related compensation of the Chief Executive Officer and each of the executive officers, including the stock option grants made during the fiscal year, as described above, is fair and is within the range of compensation for executive officers in similar positions at comparable companies.

                                          Compensation Committee

                                          Mark Cohn
                                          J. Daniel Nordstrom

                              CERTAIN TRANSACTIONS

    Thomas O. Jones, director of Streamline, is the President of Elm Square Technologies, Inc. On March 7, 1997, Streamline entered into a development and consulting agreement with Elm Square whereby Elm Square committed to develop an Internet ordering system and customer support database and also provide technology consulting services to Streamline. Although the agreement terminated according to its terms on December 31, 1997, an ongoing business relationship continues between Elm Square and Streamline. During fiscal year 1998, Streamline paid Elm Square approximately $1.7 million for software development, implementation and consulting services. Elm Square continues to provide ongoing services of this nature at a cost to Streamline of approximately $30,000 per month. In March 1997, in connection with the development agreement, Streamline issued Elm Square a warrant to purchase 50,000 shares of common stock at a purchase price of $2.04 per share. In December 1998, Streamline issued Elm Square a warrant to purchase an additional 100,000 shares of common stock at a purchase price of $4.00 per share in connection with ongoing services provided by Elm Square.

    Pursuant to a letter agreement dated April 13, 1999, Nordstrom, Inc. has agreed to provide Streamline with financing of up to $10 million upon Streamline's request. Nordstrom's commitment terminated upon the closing of Streamline's initial public offering. Streamline issued Nordstrom a warrant to purchase 75,000 shares of common stock at an exercise price of $7.00 per share in connection with this financing commitment. By letter dated June 22, 1999, Nordstrom agreed to rescind all of its rights pursuant to such warrant, effective as of the closing of Streamline's initial public offering.

    On January 5, 2000, Streamline completed its merger acquisition of Beacon Home Direct, Inc., d/b/a Scotty's Home Market, pursuant to an Agreement and Plan of Merger dated October 18, 1999. Prior to the merger, Nordstrom, Inc. owned 43.1% of the outstanding capital stock of Scotty's, assuming the conversion of Scotty's preferred stock and the exercise of a warrant. In connection with the merger, by virtue of its status as a shareholder and warrantholder of Scotty's, Nordstrom received 1,509,090 shares of Streamline common stock and a warrant to purchase shares of Streamline common stock, at an exercise price of $6.63 per share, exercisable upon the achievement of certain performance milestones relating to services rendered by Nordstrom. Mr. Stein, a director of Streamline since February 2000, is Executive Vice President and Chief Financial Officer of Nordstrom, Inc. and was serving in such capacity at the time of the acquisition of Scotty's. Additionally, J. Daniel Nordstrom, former Co-President of Nordstrom, Inc. and the current Chief Executive Officer of Nordstrom.com, L.L.C., is a director of Streamline and was serving in such capacity at the time of the acquisition of Scotty's.

    For a description of certain transactions and certain employment and other arrangements between Streamline and certain of its directors and executive officers, see "Compensation of Directors," "Executive Compensation" and "Employment Agreements."

    We believe that all of the transactions set forth above that were consummated with parties that may be deemed to be affiliated with us were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. We require that all transactions with parties affiliated with us, including loans between us and our offices, directors, principal stockholders and their affiliates, be approved by a majority of the board of directors, including a majority of independent and disinterested directors, and that such transactions will need to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Under Section 16(a) of the Securities Exchange Act of 1934, as amended, Streamline's directors, its executive (and certain other) officers, and any persons holding more than ten percent of the Common Stock are required to report their ownership of the Common Stock and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and Streamline is required to report in this proxy statement any failure to file by these dates during 1999. All of these filing requirements were satisfied by its directors, officers and ten percent holders, except that (i) Mr. Albertian filed a late Form 3,
(ii) Mr. Cagno filed a late Form 4 reporting one transaction,
(iii) Mr. DeMello filed a late Form 4 reporting one transaction,
(iv) Ms. Farrell filed a late Form 4 reporting one transaction,
(v) Mr. Nordstrom filed a late Form 4 reporting one transaction, (vi) Faith Popcorn, a former director, failed to file a Form 3 and (vii) Ms. Wilcox filed a late Form 3. In making these statements, Streamline has relied upon the written representations of its directors, officers and its ten percent holders and copies of the reports that they have filed with the Commission.

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

    The following graph compares the cumulative total shareholder return (assuming reinvestment of dividends) from investing $100 in (i) the Company's Common Stock on June 18, 1999 (the Company's first trading day), (ii) the Russell 2000 Index on May 31, 1999 and (iii) the NASDAQ Retail Trade Index of companies on May 31, 1999, plotted at the end of each quarter of 1999. The graph was compiled by Research Data Group, Inc. The stock price performance on the graph below is not necessarily indicative of future price performance. The Company's common stock is listed on The National Association of Securities Dealers Automated Quotation System ("NASDAQ") under the ticker symbol "SLNE."

[THE TABLE BELOW WAS REPRESENTED BY A LINE GRAPH IN THE PRINTED MATERIAL]

                                                          STREAMLINE(1)   RUSSELL(2)    NAS(3)
                                                          -------------   ----------   --------
06/18/99................................................     $100.00       $100.00     $100.00
06/99...................................................     $ 80.63       $103.62     $104.01
07/99...................................................     $ 90.63       $101.16     $100.25
08/99...................................................     $ 73.13       $ 97.46     $ 89.75
09/99...................................................     $ 80.94       $ 95.52     $ 93.51
10/99...................................................     $ 79.06       $ 93.61     $ 96.09
11/99...................................................     $127.50       $ 94.09     $105.14
12/99...................................................     $ 85.63       $ 96.98     $ 95.71

(1) STREAMLINE.COM, INC.

(2) RUSSELL 2000 INDEX

(3) NASDAQ RETAIL TRADE INDEX

                                 PROPOSAL NO. 2
                      RATIFICATION OF INDEPENDENT AUDITORS

    Based upon the recommendation of its Audit Committee, the Board of Directors has selected the firm of PricewaterhouseCoopers LLP as the independent auditors of Streamline for the fiscal year ending December 30, 2000.
PricewaterhouseCoopers LLP has acted in such capacity for Streamline since 1997. The board will propose at the Meeting that the shareholders ratify this selection.

    Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate questions.

    The affirmative vote of a majority of the shares of Common Stock present at the Meeting, in person or by proxy, is required for the ratification of the appointment of PricewaterhouseCoopers LLP as Streamline's auditors. If the proposal to ratify the appointment of PricewaterhouseCoopers LLP is not approved, the Board of Directors will select and appoint an independent accounting firm for the fiscal year ending December 30, 2000 without further shareholder action.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT AUDITORS OF STREAMLINE FOR THE FISCAL YEAR ENDING DECEMBER 30, 2000, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A SHAREHOLDER HAS INDICATED OTEHRWISE ON THE PROXY.

                                 MISCELLANEOUS

OTHER MATTERS

    The Board of Directors does not know of any other matters that may be presented at the Meeting, except for routine matters. If other business does properly come before the Meeting, however, the persons named on the accompanying proxy intend to vote on such matters in accordance with their best judgment.

2000 SHAREHOLDER PROPOSALS

    In order for shareholder proposals to be presented at Streamline's 2001 annual meeting of shareholders, such proposals must be received by the Secretary of Streamline at Streamline's principal office in Westwood, Massachusetts not later than December 18, 2000 for inclusion in the proxy statement or the agenda for the meeting, subject to the applicable rules of the Securities and Exchange Commission. Streamline requests that any such proposals be sent Certified Mail, Return Receipt Requested.

ANNUAL REPORT ON FORM 10-K

    Streamline will provide free of charge to any stockholder from whom a proxy is solicited by means of this proxy statement, upon written request from such stockholder, a copy of Streamline's Annual Report on Form 10-K (without exhibits) for the fiscal year ended January 1, 2000. Requests for such report should be directed to: Secretary, Streamline.com, Inc., 27 Dartmouth Street, Westwood, MA 02090.

    THE PROMPT RETURN OF YOUR PROXY WILL BE APPRECIATED AND HELPFUL IN OBTAINING THE NECESSARY VOTE. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN THE PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                                                           Annex

                               FORM OF PROXY CARD
                                   [SIDE ONE]

                              STREAMLINE.COM, INC.

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 25, 2000

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Timothy A. DeMello, Edward Albertian and J. Gregory Ambro, and any of them, as Proxies, with full powers of substitution, and hereby authorizes them to represent and vote, as designated below, all shares of stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Streamline.com, Inc. ("Streamline") to be held at Streamline's principal offices at 27 Dartmouth Street, Westwood, Massachusetts, on May 25, 2000 at 10:00 a.m., and at any postponements or adjournments thereof, with all powers the undersigned would possess if personally present, and revokes all proxies previously given by the undersigned with respect to the shares covered hereby.

                 (TO BE CONTINUED AND SIGNED ON THE OTHER SIDE)

See Reverse                                                          See Reverse
   Side                                                                  Side

                                   [SIDE TWO]

/X/ PLEASE MARK VOTES AS IN THIS EXAMPLE.

The Board of Directors of Streamline recommends a vote "FOR" the proposals:

1. To elect the following persons as Class I directors of Streamline (except as marked below):

                           Nominees:        (01)  Charles C. Conaway
                                            (02)  John P. Fitzsimons
                                            (03)  Michael Stein

                    FOR                                         WITHHELD
                    ALL        / /                     / /      FROM ALL
                  NOMINEES                                      NOMINEES

         / /
            --------------------

         NOTE: If you do not wish your shares voted "FOR" a particular nominee, write such nominee's name on the line above.

2. To ratify the selection by the Board of Directors of Streamline of PricewaterhouseCoopers LLP as independent auditors of Streamline for the fiscal year ending December 30, 2000.

                        / / FOR  / / AGAINST  / / ABSTAIN

3. To transact such other business as may properly come before the meeting or at any adjourned session of the meeting.

The proxy will be voted in accordance with the instructions given. Unless revoked or otherwise instructed, the shares represented by this proxy will be voted FOR Proposals 1 and 2, and will be voted in accordance with the discretion of the proxies upon all other matters which may come before the meeting or any adjournment or postponement thereof.

                  Mark Here                            Mark Here
                  For Address                          If You Plan
                  Change And                           To Attend
                  Note At Left  / /                    The Meeting  / /

             PLEASE DATE AND MAIL IN ENCLOSED POSTAGE-PAID ENVELOPE.

IMPORTANT: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in name by an authorized person.

Signature ______________________________________  Date _______________________

Signature ______________________________________  Date _______________________



                                      -2-